Exhibit 99.1

The Dow Chemical Company Investor Relations Midland, MI 48674

For editorial information:
Rebecca Bentley
The Dow Chemical Company
+1 989 638 8568
rmbentley@dow.com

FOR IMMEDIATE RELEASE

Dow Confirms Receipt of $2.2 Billion in Cash Proceeds
from Petrochemical Industries Company of Kuwait
Payment Brings Final Resolution in K-Dow Arbitration

MIDLAND, MI – May 7, 2013 – The Dow Chemical Company (NYSE: DOW) is pleased to announce that it has completed final resolution of the K-Dow arbitration with Petrochemical Industries Company of Kuwait (PIC), and confirms today that Dow has received a direct cash payment of $2.2 billion from PIC. Payment reflects the full damages awarded by the International Chamber of Commerce, as well as recovery of Dow’s costs.

“Dow and Kuwait share a long history, and payment of this award brings final and appropriate resolution and closure to the issue,” said Andrew N. Liveris, Dow’s chairman and chief executive officer. “Our partnership with Kuwait includes several industry-leading joint ventures, which are valuable assets in Dow’s portfolio and have consistently returned accretive equity earnings to Dow. We continue to look for ways to strengthen our relationships within the country for the benefit of our partners and Dow shareholders.”

“Receipt of this award enables Dow to accelerate actions that are in line with our stated priorities for uses of cash – foremost of which is paying down debt and remunerating shareholders,” Liveris added. “Our actions moving forward will be consistent with this approach.”

About Dow

Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company connects chemistry and innovation with the principles of sustainability to help address many of the world’s most challenging problems such as the need for clean water, renewable energy generation and conservation, and increasing agricultural productivity.

Dow’s diversified industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 160 countries and in high growth sectors such as electronics, water, energy, coatings and agriculture. In 2012, Dow had annual sales of $57 billion and employed approximately 54,000 people worldwide. The Company’s more than 5,000 products are manufactured at 188 sites in 36 countries across the globe. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

###

Note: The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow